Exhibit 10.25

Commercial Bill Acceptance Agreement

(English Summary)

Date of Signing	Jan 12, 2010

Parties to Contract	Great Shengda as Acceptance Applicant and Xiaoshan Bank of China as Acceptor

Principal Amount	RMB 20 million

No of Bills Issued	7

Deposit	50% of principal amount, which is RMB 10 million, and interest rate of the deposit is the same as 6 months bank deposit

Commission	0.05% of bill amount, and be paid one-off

Guarantee	None

Application, rights and	Once the Acceptance Applicant sign on the commercial bill, it is deemed that the commercial bill is issued;
obligations	Disputes regarding the transactions on which the commercial bill is based shall not affect this agreement;

                   When the commercial bill is due and the Acceptance Applicant can not settle or can only settle part of the amount, a daily penalty interest of 0.05% of the remaining amount is imposed on the Acceptance Applicant;

When the commercial bill is due and the Acceptance Applicant does not pay, the Acceptor is entitled to deduct from the Acceptance Applicant’s bank account with only a notification to the Borrower;
All expenses when executing this agreement shall be afforded by the Acceptance Applicant;

                   The following will be deemed as breach of the agreement, and in case the Acceptance Applicant does not correct these breaches, the Acceptor is entitled to terminate the agreement, or announce that all or part of the balance are due immediately:

1.	The statement made by the Acceptance Applicant is untrue;
2.	The Acceptance Applicant breaches other agreements;
3.	The Acceptance Applicant is part of any proceeding or arbitration, which may harm the interest of the Acceptor;
4.	Termination of business or dissolution or bankruptcy of the Acceptance Applicant;
5.	The Acceptance Applicant breaches other terms of this agreement;

                   The Acceptor is entitled to transfer the rights and obligations to the headquarter or other branches of BOC, and they will replace the Acceptor as a party of this agreement.

Undertaking	We list below some material undertakings:
The commercial bill is based on legal business transactions, and the Acceptance Applicant shall take all responsibility for its legality;

                   In case of any alternation in business mode including re-organization, planning for IPO, disposal of material assets, change of shareholding structure and other events that may affect Applicant’s financial status and capacity to perform under the Agreement, Applicant shall notify Acceptor in a timely manner and if such event may materially and adversely affect Applicant’s capacity to repay, such event must obtain Acceptor’s consent.

                   Any present or future taxation shall be afforded by the Acceptance Applicant, if the Acceptor pay the taxation on the Acceptance Applicant’s behalf, the Acceptance Applicant should compensate the Acceptor immediately.

Dispute Resolution	PRC court where the bank locates